Exhibit 99.1

iBio Appoints Dr. Martin Brenner as CEO, Felipe Duran as CFO to Oversee Company’s Next Stage of Growth

– Board appointments solidify management team to lead iBio’s AI-powered biotech strategy –

BRYAN, Texas and SAN DIEGO, California / June 27, 2023 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, today announced the appointments of Martin Brenner, DVM, Ph.D. as Chief Executive Officer; and Felipe Duran as Chief Financial Officer, effective immediately. Dr. Brenner will also continue to serve as iBio's Chief Scientific Officer, a role he has held since December 2020.

The permanent appointments reflect the Board of Directors’ confidence in Dr. Brenner and Mr. Duran, who have respectively served as iBio’s interim CEO and CFO since early 2023, to complete the strong management team required to lead the Company in its next stage of growth.

Chip Clark, Chairman of iBio’s Board, commented, “Since stepping into their interim leadership roles at the beginning of the year, Martin and Felipe have overseen key developments advancing iBio’s AI-powered biotech strategy, including the discovery of bispecific immuno-oncology therapies and the expansion of our tech stack with the launch of EngageTx™. Martin and Felipe are the right people to lead iBio. On behalf of everyone at iBio, I would like to congratulate Martin and Felipe on their permanent appointments as we enter a new and exciting phase in the Company’s growth story.”

Dr. Brenner has successfully led drug discovery and development teams at several of the world’s leading pharmaceutical companies, including AstraZeneca, Eli Lilly and Company, Pfizer Inc., and Merck Research Laboratories. He most recently served as the CSO at Pfenex Inc., which used its patented Pfenex Expression Technology® platform to create an advanced pipeline of therapeutic equivalents, vaccines, biologics and biosimilars; and was acquired in October 2020 by Ligand Pharmaceuticals Incorporated for a total value of up to $516 million. Dr. Brenner previously served as the CSO at Recursion Pharmaceuticals, Inc., a company focused on combining automation, machine learning, and artificial intelligence to rapidly identify potential treatments for numerous diseases; and Vice President and Head of Research & Early Development at Stoke Therapeutics, Inc., a biotechnology company targeting specific RNA sequences to increase the expression of proteins in the body to treat genetic diseases. Dr. Brenner earned his DVM at the Ludwig Maximilian University of Munich and his Ph.D. in Pharmacology at the Veterinary School of Hannover in Hannover, Germany. He received the Lilly Endocrine Research Award of Merit for Science, as well as the Lilly Pinnacle Award for Quality for Good Research Practice.

Prior to serving as the Company’s Interim Chief Financial Officer, Mr. Duran was iBio’s Vice President of Financial Planning and Analysis (“FP&A”) from April 2021 to February 2023, where he played a strategic role in the Company’s forecasting, business planning, management reporting, and business analytics activities. He previously served as the Executive Director (CFO), of Lupin Latin America, a subsidiary of Lupin Pharmaceuticals, the third-largest generic pharmaceutical company in the United States. During his tenure at Lupin, Mr. Duran functioned as a key member for the Latin American executive team, supporting both Mexico and Brazil. During his tenure he implemented robust commercial pricing strategies and increased regional net sales by double digits. He also spearheaded a turnaround of a Lupin subsidiary, transforming it to an EBITDA-positive business; and ran the U.S. R&D finance group, managing and providing guidance on strategy and pipeline. He previously held numerous strategy positions at Teva Pharmaceuticals in both its growth markets and Latin America offices; and worked as a Manager, FP&A for both Bupa and Noven Pharmaceuticals. Mr. Duran holds a B.A. in Finance and an M.B.A from the University of Miami.

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the contributions to be made by Dr. Brenner and Mr. Duran and using AI technology to enrich the Company’s pipeline and the development of superior therapeutics. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of the management team to successfully use the Company’s AI technology to enrich the pipeline and develop superior products; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer
iBio, Inc.
Investor Relations
(646) 274-3580
skilmer@ibioinc.com

Susan Thomas
iBio, Inc.
Media Relations
(619) 540-9195
Sthomas@ibioinc.com